INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              Page


Bradley Pharmaceuticals, Inc. and Subsidiaries

 Report of Independent Certified Public Accountants           F-2

 Consolidated Balance Sheets at December 31, 1996
    and 1995                                                  F-3

 Consolidated Statements of Operations for the Two
   Years Ended December 31, 1996 and 1995                     F-5

 Consolidated Statement of Shareholders' Equity for the
   Two Years Ended December 31, 1996 and 1995                 F-6

 Consolidated Statements of Cash Flows for the Two
   Years Ended December 31, 1996 and 1995                     F-7

 Notes to Consolidated Financial Statements                  F-8 - F-36




                    REPORT OF INDEPENDENT CERTIFIED
                          PUBLIC ACCOUNTANTS



Board of Directors and Shareholders
 Bradley Pharmaceuticals, Inc.


We have audited the accompanying consolidated balance sheets of Bradley Pharmaceuticals, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bradley Pharmaceuticals, Inc. and Subsidiaries as of December 31,
1996 and 1995, and the consolidated results of their operations, consolidated changes in shareholders' equity and their consolidated cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As described in Note B, the Company has a working capital deficit of $2,829,000 at December 31, 1996. The Company is obligated to pay approximately $2.9 million through January 1998, to Berlex Laboratories, Inc. under a product acquisition agreement (Note C). These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from this uncertainty.




GRANT THORNTON LLP

Parsippany, New Jersey
March 13, 1997
            Bradley Pharmaceuticals, Inc. and Subsidiaries

                      CONSOLIDATED BALANCE SHEETS

                             December 31,




                  ASSETS                         1996       1995

CURRENT ASSETS
Cash and cash equivalents                    $    -     $   556,064

Accounts receivable, net of allowance for
doubtful accounts of $71,000 in 1996 and
$114,000 in 1995                             2,736,037    2,254,757
Refundable income taxes                           -       1,764,256
Inventory                                    1,057,985    1,671,967
Prepaid samples and materials                1,681,199    2,255,597
Prepaid expenses and other                      52,984      111,376

Total current assets                         5,528,205    8,614,017




PROPERTY AND EQUIPMENT - AT COST, less
accumulated depreciation of $900,000 in
1996 and $682,000 in 1995                       343,428      570,195





INTANGIBLE ASSETS, NET                       14,831,536   17,715,737

                                             $20,703,169  $26,899,949












The accompanying notes are an integral part of these statements.
            Bradley Pharmaceuticals, Inc. and Subsidiaries

                      CONSOLIDATED BALANCE SHEETS

                             December 31,




   LIABILITIES AND SHAREHOLDERS' EQUITY        1996         1995

CURRENT LIABILITIES
Current maturities of long-term debt        $3,444,569   $4,949,633
Accounts payable                             2,035,448    3,787,112
Accrued expenses                             2,683,712    4,805,336
Income taxes payable                           193,276       -

Total current liabilities                    8,357,005    13,542,081


LONG-TERM DEBT, less current maturities      530,964      4,491,050


COMMITMENTS AND CONTINGENCIES


SHAREHOLDERS' EQUITY
Preferred stock, no par value; authorized,
2,000,000 shares; issued - none                  -            -
Common, Class A, no par value; authorized,
26,400,000 shares; issued and outstanding,
7,692,267 shares in 1996 and 6,780,267
shares in 1995                               13,970,240   13,185,990
Common, Class B, no par value; authorized,
900,000 shares; issued and outstanding,
431,552 shares in 1996 and 495,443
shares in 1995                                  845,448      845,448
Investment in ITG Laboratories, Inc.               -        (565,625)
Accumulated deficit                          (3,000,488)  (4,598,995)
                                             11,815,200    8,866,818

                                            $20,703,169  $26,899,949






The accompanying notes are an integral part of these statements.
            Bradley Pharmaceuticals, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENTS OF OPERATIONS

                        Years ended December 31,





                                               1996         1995

Net sales                                    $12,769,266  $10,621,061

Cost of sales                                  3,311,313    3,960,337

                                               9,457,953    6,660,724

Selling, general and administrative            6,947,871   12,861,758
expenses
Depreciation and amortization                  1,855,141    1,689,987
Other income - litigation settlement, net     (1,645,132)
of expenses
Interest expense, net                            551,566      526,244
                                               7,709,446  15,077,989

Income (loss) before income taxes              1,748,507  (8,417,265)

Income tax (expense) benefit                    (150,000)  1,496,024

NET INCOME (LOSS)                           $  1,598,507 $(6,921,241)

Weighted average shares outstanding          7,175,348    7,348,975
Net income (loss) per common share
Primary                                      $.22         $(.94)

Fully diluted                                $.22         $(.94)










The accompanying notes are an integral part of these statements.
                 Bradley Pharmaceuticals, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                     Years ended December 31, 1996 and 1995



                       Class A common stock     Class B common stock
                       no par value(Note A)     no par value (note A)   Sub-
                       Shares      Amount       Shares      Amount      Total

Balance at
December 31,1994     5,985,663  $ 11,179,423    881,300   $ 845,448  $12,024,871

Stock options
exercised               67,719       165,281                             165,281

Warrants and
private placement
options exercised      605,495     1,425,661                           1,425,661

Conversion of Class
B shares to Class A
common stock            21,390                  (21,390)

Return and retirement
of Class B shares                              (364,467)

Investment in ITG
Laboratories, Inc.     100,000       415,625                             415,625

Net loss for the year

Balance at
December 31, 1995    6,780,267    13,185,990    495,443     845,448   14,031,438



                                  Retained     Investment
                                  earnings     in ITG
                      Sub-       (accumulated  Laboratories
                      Total       deficit)     Inc.                      Total

Balance at
December 31, 1994  $12,024,871  $ 2,322,246                          $14,347,117

Stock options
exercised              165,281                                           165,281

Warrants and private
placement options
exercised            1,425,661                                         1,425,661

Conversion of Class
B common stock to
Class A common stock      -                                                 -

Return and retirement
of Class B shares         -                                                 -

Investment in ITG
Laboratories, Inc.      415,625                (565,625)               (150,000)

Net loss for the year            (6,921,241)                         (6,921,241)


Balance at
December 31, 1995    14,031,438  (4,598,995)   (565,625)              8,866,818


                    Class A common stock     Class B common stock
                    no par value (Note A)    no par value (Note A)      Sub-
                    Shares       Amount      Shares       Amount        Total


Balance at
December 31, 1995  6,780,267  $13,185,990    495,443   $  845,448  $14,031,438

Shares issued to
Berlex Inc.
pursuant to amend-
ment to asset pur-
chase agreement    1,000,000    1,125,000                            1,125,000

Shares issued for
consulting
services              12,000       16,875                               16,875

Compensation charge
for stock options
issued to
consultants                        58,000                               58,000

Return and retire-
ment of Class B
shares                                        (63,891)

Disposition of
investment in ITG
Laboratories, Inc.   (100,000)   (415,625)                           (415,625)

Net loss for
the year

Balance at
December 31, 1996   7,692,267 $ 13,970,240    431,552 $    845,448  14,815,688


                                Retained     Investment
                                earnings     in ITG
                      Sub-     (accumulated  Laboratories
                     Total      deficit)     Inc.                      Total

Balance at
December 31, 1995  $14,031,438 $(4,598,995) $  (565,625)             $ 8,866,818

Shares issued to
Berlex, Inc.
pursuant to amend-
ment to asset
purchase agree-
ment                 1,125,000                                         1,125,000

Shares issued for
consulting
services                16,875                                            16,875

Compensation charge
for stock options
issued to
consultants             58,000                                            58,000

Return and retire-
ment of Class B
shares                    -                                                 -

Disposition of
investment in ITG
Laboratories, Inc.    (415,625)                  565,625                 150,000

Net income for
the year                           1,598,507                           1,598,507


Balance at
December 31, 1996  $14,815,688  $ (3,000,488)  $       0             $11,815,200



The accompanying notes are an integral part of this statement.
            Bradley Pharmaceuticals, Inc. and Subsidiaries
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                        Years ended December 31,


                                                 1996            1995

Cash flows from operating activities
Net income (loss)                             $ 1,598,507     $(6,921,241)
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating
activities
Depreciation and amortization                   1,855,140    1,689,987
Loss on sale of fixed assets                        8,438        -
Noncash compensation charges                       74,875        -
Deferred tax benefit                                 -         482,000
Changes in operating assets and liabilities
Accounts receivable                              (481,280)   2,736,355
Inventory and prepaid samples and materials     1,188,380   (1,279,724)
Prepaid expenses and other                         58,392       60,322
Accounts payable and accrued expenses          (3,426,907)   4,370,157
Income taxes payable/refundable                 1,957,532   (2,970,702)
Due to/from affiliate                                -          96,419
Net cash provided by (used in) operating
activities                                      2,833,077   (1,736,427)
Cash flows from investing activities
Investment in Doak Pharmacal Co. Inc.              (7,236)    (314,807)
Proceeds from disposition of common stock of
ITG Laboratories, Inc.                             33,000         -
Redemption (purchase) of temporary
investments, net                                     -         697,124
Additional investments in trademarks, patents
and other intangible assets                      (350,244)    (250,999)
Purchase of property and equipment                (22,312)     (86,478)
Proceeds on sale of fixed assets                    6,200         -
Net cash (used in) provided by investing
activities                                       (340,592)      44,840
Cash flows from financing activities
Payment of shareholders' loans                       -         (15,000)
Payment of notes payable                       (3,048,549)    (524,383)
Proceeds from conversion of warrants and             -       1,590,942
options
Net cash (used in) provided by financing
activities                                     (3,048,549)   1,051,559
NET DECREASE IN CASH AND CASH
EQUIVALENTS                                      (556,064)    (640,028)
Cash and cash equivalents at beginning of year    556,064      1,196,092
Cash and cash equivalents at end of year        $    -       $   556,064
Supplemental disclosures of cash flow
information:
Cash paid during the year for
Interest                                        $ 224,000    $    97,900
Income taxes                                       42,000        953,000

Reference is made to Notes C and D for product acquisitions in 1996 and 1995, and the payment terms for such acquisitions.

The Company issued 1,000,000 shares of its Class A common stock in partial satisfaction of its obligation to Berlex (see Note C).

The accompanying notes are an integral part of these statements.
            Bradley Pharmaceuticals, Inc. and Subsidiaries

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      December 31, 1996 and 1995



NOTE A - ORGANIZATION AND SUMMARY OF ACCOUNTING POLICIES

  Bradley Pharmaceuticals, Inc. (the "Company") is a New Jersey corporation founded in 1985. The Company's primary business activity is the manufacturing and marketing of various pharmaceutical and dermatological products, which have been acquired through the purchase of trademark rights and patents.

  A summary of the significant accounting policies of the Company applied in the preparation of the accompanying consolidated financial statements follows:

  1.Principles of Consolidation

     The consolidated financial statements include the accounts of Bradley Pharmaceuticals, Inc. and its wholly-owned subsidiary, Doak Dermatologics, Inc. ("Doak"), acquired February 1, 1994 (Note
     D) and its wholly-owned foreign sales corporation, Bradley Pharmaceuticals Overseas, Ltd., formed in February 1995, and its wholly-owned subsidiary, Bradley Pharmaceuticals (Canada) Inc., formed in June 1996. All intercompany transactions have been eliminated in consolidation.

  2.Inventory

     Inventory, consisting principally of finished goods, is stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

  3.Prepaid Samples and Materials

     The Company capitalizes product samples and promotional materials. These items are charged to operations in the period in which they are distributed to customers.

  4.Depreciation

     Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line and accelerated methods over a period of five to seven years for equipment and ten years for leasehold improvements.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE A (continued)

  5.Intangible Assets

     The costs of noncompete agreements, goodwill, license agreements, and purchased trademarks and patents are capitalized and amortized on a straight-line basis to operations over their estimated useful lives or statutory lives, whichever are shorter. The estimated lives for trademarks are 10 to 40 years (with a cost basis of approximately $13.9 million and $14.5 million at December 31, 1996 and 1995, respectively, comprised of 15-year life trademarks).

     The estimated amortization periods for other intangible assets are as follows: 10 to 20 years for goodwill, 10 years for license agreements, 17 years (or the remaining life at the time of purchase, if shorter) for patents and 3 years for noncompete agreements.

     The Company has adopted Statements of Financial Accounting Standards No. 121, (Impairment of Long-Lived Assets to be Disposed Of.) Accordingly, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable, management assesses the recoverability of the asset. Management compares the cash flows, on an undiscounted basis, expected to be generated from the related assets to the carrying amounts to determine whether an impairment has occurred. It is reasonably possible that the actual cash flows that result will be insufficient to recover the carrying amount of certain of these intangibles. No impairment loss was required for 1996 or 1995.

  6.Cash and Cash Equivalents

     Cash and cash equivalents include investments in highly liquid securities having an original maturity of three months or less at the time of purchase.

  7.Certain Concentrations

     The Company is potentially subject to concentrations of credit risk, which consist principally of cash and cash equivalents and trade accounts receivable. The cash and cash equivalent balances at December 31, 1995 were principally held by one institution, and are in excess of the Federal


            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE A (continued)

     Deposit Insurance Corporation ("FDIC") insurance limit. Concentration of credit risk with respect to accounts receivable is generally limited due to the Company's large, diverse customer base. At December 31, 1996 and 1995, two and three wholesale customers accounted for approximately 59% and 38%, respectively, of the total accounts receivable balance.

     Approximately 51% and 40% of the Company's net sales for the years ended December 31, 1996 and 1995 were derived from sales of its Deconamine(R) products. The Company cannot predict the date Deconamine(R)SR status, mandated by the United States Food and Drug Administration, ("FDA") will change from a prescription product to an over-the-counter product. The Company, however, based upon information obtained currently from the FDA, believes the status will not change until sometime after April 1998. For the year ended December 31, 1995, Deconamine(R) sales (purchased through wholesalers) to the U.S. government and its affiliated agencies generally under contracts accounted for approximately 25% of gross sales; however, less than 10% of overall net sales. During 1996, certain of these contracts were terminated or renegotiated at higher prices, and accounted for approximately 27% and 9% of gross and net sales, respectively.

     For the year ended December 31, 1996, three wholesale customers accounted for approximately 37% (15%, 12% and 10%) of net sales. For the year ended December 31, 1995, three wholesales customers accounted for approximately 41% (16%, 13% and 12%) of net sales.

     One company manufacturing products for the Company accounted for approximately 16% of the Company's cost of goods sold for the year ended December 31, 1996. Two companies manufacturing products and two companies producing packaging products for the Company accounted for approximately 20%, 12%, 13% and 10%, respectively, of the Company's cost of goods sold for the year ended December 31, 1995. Management believes it can obtain replacement manufacturing arrangements and that a loss of any or all of their vendors and/or manufacturers would not have a material effect on the Company.

     The Company had export sales of approximately 11% and 20% of its net sales for the years ended December 31, 1996 and 1995, respectively.


            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE A (continued)

  8.Net Income Per Common Share

     For the years ended December 31, 1996 and 1995, the net income
     (loss) per common share was based upon weighted average number of shares outstanding of Class A and B shares and does not include the effect of the stock equivalents because the inclusion of such stock equivalents would be antidilutive or not materially dilutive.

  9.Income Taxes

     The Company and Doak file a consolidated Federal income tax return.

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, ("Accounting for Income Taxes"). This statement requires, among other things, an asset and liability approach for financial accounting and reporting for deferred income taxes. In addition, the deferred tax liabilities and assets are required to be adjusted for the effect of any future changes in the tax law or rates. Deferred income taxes arise from temporary differences resulting in the basis of assets and liabilities for financial reporting and income tax purposes.

 10.Accounting for Stock Options

     Statement of Financial Accounting Standards No. 123, (Accounting for Stock Based Compensation, ) issued in 1995, introduces a method of accounting for employee stock-based compensation plans based upon the fair value of the awards on the date they are granted. Under this fair value based method, public companies estimate the fair value of stock options using a pricing model, such as the Black Scholes model, which requires inputs such as the expected volatility of the stock price and an estimate of the dividend yield over the option's expected life. This statement gives entities a choice of recognizing related compensation expense by adopting the new valuation method or to continue to measure compensation using the intrinsic value approach under Accounting Principles Board ("APB") Opinion No. 25. The Company has adopted the APB No. 25 method of measurement (see Note H-2).

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE A (continued)

 11.Reclassifications

     Certain reclassifications have been made to the prior year financial statements in order to conform to the current presentation.

 12.Using Estimates in Financial Statements

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's estimate for chargebacks and rebates represents a particularly sensitive estimate.

 13.Chargebacks and Rebates

     Chargebacks and rebates are based on the difference between the prices at which the Company sells its products (principally DECONAMINE(R)SR) to wholesalers and the sales price ultimately paid by the end-user (often governmental agencies and managed care buying groups) pursuant to fixed price contracts. The Company records an estimate of the amount either to be charged back to the Company, or rebated to the end user, at the time of sale to the wholesaler. Management has recorded an accrual for chargebacks and rebates of $1,865,000 and $3,026,000 at December 31, 1996 and 1995, respectively (included in accrued expenses), based upon factors including current contract prices, historical chargeback rates and actual chargebacks claimed. The amount of actual chargebacks claimed could differ (either higher or lower) in the near term from the amounts accrued by the Company.

     At September 30, 1995, the Company recorded a change in estimate for chargebacks relating principally to government and managed care sales of DECONAMINE(R)SR made in prior periods. The re-estimate for chargebacks and rebates for the year ended December 31, 1995 was $1,300,000.


            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE B - BASIS OF PRESENTATION

  The Company had a working capital deficit of $2,828,800 at December 31, 1996. The Company is obligated to pay approximately $2.9 million through January 1998 to Berlex Laboratories, Inc.
  ("Berlex") under a product acquisition agreement for its DECONAMINE(R) product (Note C), which agreement was amended December 23, 1996. $500,000 of the January 1997 through March 1997 payments aggregating $1,200,000 have been made through March 1997, and the due date of the March 1997 payment of $700,000 was extended to April 15, 1997. The Company's consolidated financial statements have been prepared on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The matters discussed above raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

  Management's plans for dealing with these matters include some or all of the following:

    Make the required debt service payments as cash is available. This amount is expected to be paid from cash on hand, cash generated by operations, private placements with new or existing investor groups, or loans.

    The Company also believes it has the ability to accelerate sales to (and collections from) certain customers and to sell certain foreign and domestic trademark rights to the extent necessary (if at all) to make certain payments.

    Pursue equity financing on terms that management considers to be satisfactory.

    Negotiating additional payment modifications with Berlex.

  Although management considers its plans to be viable, there can be no assurance that the Company will be successful in carrying out these plans.


            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE C - INTANGIBLE ASSETS

  Intangible assets are summarized as follows:

                                1996                          1995
                     Cost          Accumulated      Cost           Accumulated
                                   amortization                    amortization

   Trademarks    $16,905,140       $3,675,007    $18,195,401       $2,406,176
   Patents         1,327,454          735,517      1,327,454          551,666
   Licenses          124,886           46,800        124,886           34,320
   Goodwill        1,248,125          318,399      1,221,366          194,688
   Covenants
   not to compete    162,140          160,486        162,140          128,660

                 $19,767,745       $4,936,209    $21,031,247       $3,315,510

  Intangible assets arose principally from the Doak acquisition (Note
  D) and the following transactions in 1992 through 1996.

  LUBRIN(R)

  In December 1992, the Company acquired certain rights, including the trademark and patent, to the personal lubricating insert, LUBRIN(R) INSERTS ("LUBRIN"). Concurrently with this acquisition, the Company and UPSHER-SMITH LABORATORIES, INC. ("UPSHER-SMITH"), entered into a three-year manufacturing contract, renewable at six-month intervals after the initial term, to manufacture LUBRIN(R) for the Company and agreed for seven years not to compete with the Company with respect to the product LUBRIN(R).

  Total consideration for the Company's acquisition of LUBRIN(R) consisted of: (i) $1 million, $500,000 of which was paid at closing, with the balance payable at a rate of 9% per annum, in 20 quarterly installments of $31,321 each, commencing on March 15, 1993; (ii) a 4% royalty on adjusted sales of LUBRIN(R) up to and including the first $5,000,000 and 3% of adjusted sales in excess of the first $5,000,000 through October 30, 1999; and (iii) warrants to purchase up to 60,000 shares of the Company's Class A common stock at a price of $4.50 per share exercisable at any time prior to December 15, 1997. Of the total purchase price, $1 million was attributed to patents with an estimated life of seven years.


            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE C (continued)

  TRANS-VER-SAL(R) WART PRODUCTS/GLANDOSANE

  On March 30, 1993, the Company acquired from Tsumura Medical, a division of Tsumura International, Inc., all technical, proprietary and distribution rights to five specialized dermal patch products currently used in the treatment of warts ("TRANS-VER-SAL(R)") and a synthetic saliva aerosol product (GLANDOSANE(R)) used to alleviate dry mouth caused by various treatments and illnesses.

  Total consideration for the Company's acquisition of these products consisted of: (i) $1,300,000, of which $850,000 was paid at closing and the balance of $450,000 payable by the Company's promissory note at 7% per annum in twenty quarterly installments of $26,861; (ii) a 5.5% royalty on net sales of the products payable for a period of five years or until an aggregate $600,000 of royalty payments are made; (iii) approximately $170,000 paid for the acquisition of inventory on hand; and (iv) warrants granted to purchase up to 150,000 shares of the Company's Class A common stock at $4.50 per share exercisable at any time through March 30, 1998. Of the total purchase price, $866,250 was attributed to trademarks with an estimated life of 20 years.

  DECONAMINE(R)

  On December 10, 1993 (the "Closing Date"), in accordance with the terms and conditions set forth in the Purchase Agreement dated as of November 10, 1993, as amended (the "Purchase Agreement"), between Bradley Pharmaceuticals, Inc. and Berlex Laboratories, Inc. ("Berlex"), the Company acquired all technical, proprietary and distribution rights to an allergy and decongestant remedy called DECONAMINE(R) ("DECONAMINE(R)").

  Specifically, the Company acquired: Customer receivables, net of chargebacks and rebates from sales of DECONAMINE(R) from the close of business on October 29, 1993 to the Closing Date; all DECONAMINE(R) inventory existing at the Closing Date; and all intellectual property rights, marketing materials, books and records, licenses and permits and goodwill relating to DECONAMINE(R).


            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE C (continued)

  Total consideration for the Company's acquisition (after giving effect to imputed interest of approximately $1.6 million) was originally approximately $16.4 million (the "Purchase Price") and consisted of: (i) approximately $4.3 million, paid at closing, from the proceeds of a private placement (Note H), with an additional $1.7 million paid from proceeds of DECONAMINE(R) sales from November 1, 1993 to the date of closing; (ii) $.4 million representing the standard costs of the inventory as of the close of business on October 29, 1993 (except for 50% of the inventory of the raw material active ingredient) paid 30 days from the Closing Date; (iii) the standard costs of 50% of the inventory of the raw material active ingredient paid 60 days from closing; (iv) a noninterest-bearing note calling for payments of $2 million during December 1994, approximately $2.66 million each on the second, third and fourth anniversaries of the Closing Date; and (v) $84,000 to be paid on the last day of each month beginning with January
  1996, up to a maximum of $2 million if the effective date (plus grace period for compliance, if any) announced by the FDA publication with respect to the final "Monograph" for DECONAMINE(R) has occurred; and the Company has, prior to or during such month, expended funds for the purpose of preserving the prescription drug status of DECONAMINE(R).

  During the fourth quarter of 1995, the Company accrued approximately $1,512,000 representing 18 months of payments pursuant to item (v) above as the minimum amount it determined to be payable prior to DECONAMINE(R) coming off prescription status. During the first quarter of 1996, an additional $252,000 was accrued, representing an additional three months of payments.

  On January 5, 1996, the Company and Berlex amended the agreement to provide for the following:

       The $2.67 million due on December 9, 1995 was rescheduled to provide a payment of $800,000 in February 1996 and the remainder to be paid on June 30, 1996. All payments are collateralized by the Company's accounts receivable and inventory until after the June 30, 1996 payment is made.

       The $84,000 monthly payments described in item (v) above will be payable beginning in January 1, 1998.

       Interest will accrue on the deferred $2.67 million payment at prime plus 4%. Interest will accrue on the $84,000 per month beginning February, 1996 at prime plus
       2%.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE C (continued)

  On December 23, 1996, the Company and Berlex further amended the agreement to provide the following:

       The Company is to make payments of $250,000 each on December 23, 1996, December 31, 1996, January 30, 1997 and February 18, 1997; $700,000 is due on March 17, 1997; $1.0 million is due on May 15, 1997; and $100,000 per month is due June 15, 1997 through January 15, 1998. $500,000 of the $1,200,000 due
       Berlex for the period January 1997 through March 1997 was paid through March 1997. A one-month extension until April 15, 1997 was granted by Berlex for the March 1997 payment.

       The Company also issued to Berlex 1,000,000 Class A shares (approximately 13% of the new public float of 7.7 million shares) with a then market value of $1,125,000, and which the Company is required to use its best efforts to cause to be registered with the Securities and Exchange Commission.

       The Company granted Berlex a security interest in all of the Company's accounts receivable to secure the payments of the first $1.7 million in payments and executed a Confession of Judgment in the event the Company defaults in timely making any of such $1.7 million in payments.

  The difference between the carrying amount of the obligation to Berlex and the amount of consideration to be paid under the December 23, 1996 amendment represents a reduction in the net purchase price of DECONAMINE(R) pursuant to the December 1996 amended agreement amounted to $2,413,000 and was recorded as a reduction to the intangible assets.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE C (continued)

  ADEFLOR M(R) and PAMINE(R) Acquisitions

  In February 1994, the Company acquired from The Upjohn Company ("Upjohn"), all United States manufacturing, packaging and proprietary rights, including all trademarks, registrations, marketing data, and customer lists of ADEFLOR M(R), a vitamin and mineral tablet with fluoride, and PAMINE(R) tablets, methscopalamine bromide, used in connection with the treatment of peptic ulcers.
  In consideration therefor, the Company agreed to pay Upjohn $225,000, $50,000 at closing, with the remaining $175,000 payable in equal quarterly installments of $25,000, each commencing on June 30, 1994. In addition, the Company agreed to pay Upjohn an 8% royalty against net sales of these products through February 1, 1996, and a 4% royalty thereafter until February 1, 2004. The Company further agreed to purchase from Upjohn, at approximately Upjohn's cost, all salable inventory of ADEFLOR M(R) and PAMINE(R) existing at the closing date.

  CARMOL Acquisition

  In June 1994, the Company acquired from Syntex (U.S.A.) Inc.
  ("Syntex") all manufacturing, packaging, quality control, stability, drug experience, file history, customer lists and marketing rights, titles and interests, including all U.S.
  trademarks to CARMOL(R) 10 and CARMOL(R) 20 (nonprescription total body moisturizers) and CARMOL(R) HC (a prescription moisturizer containing hydrocortisone) (the "CARMOL Products"). In consideration for this acquisition, the Company agreed to pay Syntex $450,000, $150,000 of which was paid at closing. The remaining $300,000 is payable in three (3) equal annual installments of $100,000 each, commencing on June 10, 1995. In addition, the Company agreed to pay Syntex a 3% royalty on sales of the CARMOL Products, commencing June 10, 1997 for a period of seven years.

  ITG LABORATORIES, INC. Investment

  Effective June 15, 1995, the Company entered into a Stock Purchase and Distribution Agreement with ITG Laboratories Inc. ("ITG"), a product research company headquartered in Atherton, CA and Yavne, Israel, whereby:

       The Company purchased approximately 17% of the stock of ITG (approximately 1,000,000 shares) for 100,000 shares of Bradley Class A Common Stock distributed during August
       1995 and $150,000.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE C (continued)

       The Company was appointed exclusive U.S. distributor for all of ITG's Omiderm(TM) products, including ITG's Synthetic Polyurethane Wound Dressing. Omiderm(TM) is a clinically proven, unique wound dressing line which allows permeability of water, oxygen and aqueous medications, while maintaining a sterile environment for healing by preventing microbial invasion. The product sales through December 31, 1995 are not material to the Company's operations. The value of consideration for this acquisition was $565,625 and is included as a reduction of stockholders' equity on the accompanying consolidated balance sheet.

  During 1996, the Company and ITG entered into an agreement,that resulted in an unwinding of this transaction, and the recording of a $90,000 loss and that provided for the following:

       The Company delivered the 1,000,000 shares of ITG stock to ITG.

       ITG delivered the 100,000 shares of Bradley stock and $60,000 (payable by ITG through April 1998) to Bradley.

       Bradley retained its nonexclusive U.S. distribution rights for the Omiderm(TM) products.

  ACID MANTLE(R) Acquisition

  In May 1996, the Company acquired from Sandoz Pharmaceuticals Corp. the trademark rights to the ACID MANTLE(R) skin treatment line, including the manufacturing, marketing and distribution rights within the United States and Puerto Rico. In consideration for this acquisition, the Company agreed to pay Sandoz $900,000, of which $250,000 was paid at closing. The remaining $650,000 is payable in installments of $250,000 in May 1997 and $100,000 annually each in May 1998 through May 2001. The Company also purchased Sandoz's entire inventory of ACID MANTLE(R) salable products and raw material.

  The majority of the Purchase Price was attributed to trademarks with an estimated life of 15 years.


            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE D - ACQUISITION OF DOAK PHARMACAL CO., INC.

  On February 14, 1994, the Company acquired as of January 31, 1994, 67.7% of the shares of Doak Pharmacal Co., Inc. ("Doak"), for approximately $929,000. Doak was a publicly traded company engaged in the manufacture and sale of cosmetic dermatologic products and pharmaceutical dermatologic products. The acquisition was accounted for as a purchase. Accordingly, the results of operations of Doak have been included in the accompanying consolidated financial statements commencing February 1, 1994. Goodwill resulting from this purchase totaling approximately $640,000 is being amortized over ten years.

  In January 1995, the Company consummated the merger of Doak with the Company, pursuant to which the Company acquired substantially all of the remaining outstanding shares of Doak (at the same $1.74 per share price as the initial acquisition) for a total of approximately $420,000, of which approximately $335,000 was paid through March 15, 1996 (representing the Doak shares forwarded to the Company for redemption to date). In December 1994, the Company acquired an additional 2.3% of the shares of Doak for approximately $24,000. In 1995 and 1996, the Company acquired certain minor additional shares of Doak. Such amounts paid are recorded as additional goodwill.


NOTE E - INCOME TAXES

  The provision for income tax (expense) benefit is as follows:

                                           Year ended     Year ended
                                           December 31,   December 31,
                                             1996           1995

  Current
  Federal                                $   (950,000)     $1,758,523
  State                                      (193,000)        219,501

                                           (1,143,000)      1,978,024


            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE E (continued)

                                           Year ended     Year ended
                                           December 31,   December 31,
                                             1996           1995

    Deferred
    Federal                            $        -         $  (423,000)
    State                                       -             (59,000)


                                       $        -         $  (482,000)

    Utilization of net operating loss
    carryforwards
    Federal                            $     895,000             -
    State                                     98,000             -


                                             993,000             -


                                        $   (150,000)      $1,496,024

  The following is a summary of the items giving rise to deferred tax benefits at December 31, 1996 and 1995:

                                               1996            1995

    Current
    Allowance for doubtful accounts    $      26,000     $    123,000
    Allowances on sales                      286,000           49,000
    Inventory reserves and capitalization    124,000          116,000
    Accrued expenses                          93,000           64,000

                                             529,000          352,000
    Long-term
    Net operating loss carryforward          307,000          853,000
    Alternative minimum tax credit           188,000          138,000
    Amortization of intangibles and fixed
    assets                                   352,000           50,000

                                             847,000         1,041,000

    Total deferred tax assets              1,376,000         1,393,000
    Less valuation allowance              (1,376,000)       (1,393,000)

                                        $       -          $      -


            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE E (continued)

  A valuation allowance has been recorded at December 31, 1996 and 1995 reflecting the uncertainty of the future utilization of these tax benefits.

  The difference between the actual Federal income tax benefit
  (expense) and the amount computed by applying the prevailing statutory rate to income before income taxes is reconciled as follows:

                                           Year ended     Year ended
                                           December 31,   December 31,
                                             1996           1995

   Tax at statutory rate                    (34.0)%         34.0%
   State income tax (expense) benefit,
   net of Federal tax effect                 (3.5)           1.3
   Change in valuation allowance and
   previously unrecorded benefits            31.5          (16.5)
   Other                                     (2.6)          (1.0)

   Effective tax rate                        (8.6)%         17.8%

  The Company has a net operating loss carryforward for Federal income tax purposes of $511,000.

  Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss and other credit carryforwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater than 50 percentage point change in ownership occurs. Accordingly, the actual utilization of the net operating loss carryforwards and other deferred tax assets for tax purposes may be limited annually to the percentage (about 6%) of the fair market value of the Company at the time of any such ownership change.

  As a result of the stock ownership changes that occurred in connection with the acquisition of Doak, the Subsidiary's net operating loss carryforwards became subject to this limitation. Included in the Company's $511,000 net operating loss carryforward is $344,000 of net operating loss carryforward subject to this limitation, of which a maximum of $71,000 can be utilized (annually) in subsequent years and which expires in 2004. The remaining $167,000 of net operating loss was generated in 1995 and will be carried forward, subject to limitations, and expires in 2010.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE F - LONG-TERM DEBT

  Long-term debt consists of the following:

                                               1996          1995

    Installment note due 2001 (a)       $    118,989   $    118,989
    Installment note due 1996 (b)               -            24,570
    Installment note due 1997 (c)            118,542        226,989
    Installment note due 1998 (d)            151,738        221,886
    Installment note due 1997 (e)          2,879,882      8,510,761
    Installment note due 1997 (f)             98,282        194,872
    Capital lease obligations (g)             63,824        141,385
    Installment note due 2001 (h)            520,957        -
    Installment notes - other                 23,319          1,231

                                           3,975,533      9,440,683
    Less:  current maturities             (3,444,569)    (4,949,633)

                                        $    530,964   $  4,491,050

    (a)The note, which originated in August 1991 in connection with the acquisition of a trademark (DUADACIN(R)), calls for interest only, at the rate of 10% commencing August 1992, and quarterly installments consisting of principal and interest in the amount of $6,865 for the eight-year period commencing November 1993. This note is collateralized by the trademark assigned to the Company.

    (b)The note payable, which originated in February 1994 in connection with the acquisition of the trademarks (ADEFLOR M(R) and PAMINE(R)), bears no interest, but interest has been imputed at an annual rate of 7%. Quarterly payments of $25,000 commenced on June 30, 1994, with a final payment made in 1996.

    (c)The note payable, which originated in December 1992 in connection with the acquisition of a patent and trademark (LUBRIN(R)), bears interest at the rate of 9% with quarterly installments consisting of principal and interest in the amount of $31,321. The seller of the product has been granted a security interest in the assets acquired by the Company.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE F (continued)

    (d)The note payable, which originated in March 1993 in connection with the acquisition of trademarks and a patent (TRANS-VER-SAL(R)/GLANDOSANE(R)), bears interest at the rate of 7% and is payable in 20 equal quarterly installments of $26,861.
        The seller has been granted a security interest in the assets acquired by the Company. The Company is in default of this note for failure to make timely payments.

    (e)The note payable, which originated in December 1993 in connection with the acquisition of a trademark (DECONAMINE(R)), is noninterest bearing. Pursuant to the renegotiated terms (Note B), the note is payable in installments of $250,000 in January and February 1997, $700,000 on March 17, 1997, $1,000,000 on May 15, 1997 and $100,000 per month from June
        1997 through January 1998.  The January 1997 through March
        1997 payments aggregating $1,200,000 have only been paid to the extent of $500,000 and the March 1997 payment was extended to April 15, 1997. Interest at an annual rate of 7% was originally imputed for this note and was revised to 10.5% in December 1996. The amount due at December 31, 1996 and
        1995 is net of imputed interest of $112,000 and $1,001,000, respectively. The seller has been granted a security interest in the assets acquired by the Company. Berlex has also been granted a security interest in the Company's accounts receivable through the date of payment of the first $1.7 million in payments, of which $500,000 was paid in December 1996 and $500,000 was paid through March 1997.

    (f)The note payable, which originated in June 1994 in connection with the acquisition of trademarks (CARMOL), is noninterest bearing and is payable in annual installments of $100,000 commencing June 1995. Interest at an annual rate of 7% has been imputed for this note. The seller has been granted a security interest in the assets acquired by the Company.

    (g)The capital lease obligations consist of two computer leases payable in monthly installments of $8,534 through June 1996 and $7,792 from July 1996 through June 1997.

    (h)The note payable, which originated in May 1996 in connection with the acquisition of trademarks (ACID MANTLE(R)) is noninterest bearing and is payable in installments of $250,000 in May 1997, and $100,000 each per year from May 1998 through 2001. Interest at an annual rate of 9.5% has been imputed for this note. The seller has been granted a security interest in the assets acquired by the Company.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE F (continued)

  The annual maturities of long-term debt are summarized as follows:

                                             Amount

              Year ending December 31,
              1997                         $3,444,569
              1998                            214,756
              1999                             97,893
              2000                            107,384
              2001                            110,931

                                           $3,975,533

  Because of the nature of the Company's debt it is impractical to determine its fair value.


NOTE G - RELATED PARTY TRANSACTIONS

  1.Transactions With an Affiliated Company

     During the years ended December 31, 1996 and 1995, the Company received administrative support services (consisting principally of advertising services, mailing, copying, data processing and other office services) which were charged to operations from Banyan Communications Group, Inc. ("Banyan"), an affiliate, in the amount of $280,000 and $517,000, respectively. During 1996 and 1995, the Company paid Banyan $291,000 and $440,000, respectively, for such services.

  2.Transactions With Shareholders

     On December 31, 1990, the Company issued a promissory note bearing interest at 9-1/2% per annum in the amount of $123,975 for the cumulative amounts of previously issued demand loans to Daniel Glassman, the Chairman and Chief Executive Officer. The final $15,000 of this note was repaid in 1995.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE G (continued)

     In connection with the Company's satisfaction in June 1996 of the $1.87 million liability then owing to Berlex, the Company borrowed $100,000 from various trusts established for the benefit of the children of Daniel Glassman, the Chairman of the Board and President of the Company, and Iris Glassman, Treasurer and a Director of the Company. This loan was repaid on September 30, 1996 and included total interest of approximately $4,100 (at the rate of 16% per annum).


NOTE H - SHAREHOLDERS' EQUITY

     The Company's authorized shares of common stock are divided into two classes, of which 26,400,000 shares are Class A common stock and 900,000 shares are Class B common stock. The rights, preferences and limitations of the Class A and the Class B common stock are equal and identical in all respects, except that each Class A share entitles the holder thereof to one vote upon any and all matters submitted to the shareholders of the Company for a vote, and each Class B share entitles the holder thereof to five votes upon certain matters submitted to the shareholders of the Company for a vote.

     Both Class A common stock and Class B common stock vote together as a single class upon any and all matters submitted to the shareholders of the Company for a vote, provided, however, that the holders of Class A common stock and holders of Class B common stock vote as two separate classes to authorize any proposed amendment to the Company's Certificate of Incorporation, which affects the rights and preferences of such classes. So long as there are at least 325,000 shares of Class B common stock issued and outstanding, the holders of Class B common stock vote as a separate class to elect a majority of the directors of the Company (who are known as "Class B Directors"), and the holders of Class A common stock and voting preferred stock, if any, vote together as a single class to elect the remainder of the directors of the Company.

     The Board of Directors may divide the preferred stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences and limitations of any series of preferred stock. The Board of Directors may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE H (continued)

     1. Stock Repurchase Agreement

       Certain shareholders of the Company, including Daniel Glassman, Iris S. Glassman, the Treasurer and a Director of the Company, and David Hillman, the Secretary and a Director of the Company, who are employees of Banyan (Note G), entered into a Buy-Sell Agreement, pursuant to which Banyan agreed, upon the request of the shareholder or upon the termination of employment with Banyan to purchase all the Company's stock acquired by such shareholder prior to the date of the Company's initial public offering, at the book value per share thereof, calculated as of the end of the last fiscal year preceding the redemption, plus the shareholder's share of undistributed profits as of the end of the last fiscal year. The repurchase obligation terminates in stages over a five-year period, commencing on the first anniversary date of the Company's initial public offering. During 1994, Banyan repurchased 3,865 shares from a former Banyan employee. No other shares have been repurchased pursuant to such agreement.

       In January 1997, the Company announced a program to repurchase up to 5% of the outstanding Class A common stock in open market transactions over the next 24 months.

       These shares will be held in Treasury by the Company to be used for purposes deemed necessary by the Board of Directors, including funding company matching contributions to the 401(K) Plan. During January 1997, The Company acquired 21,500 shares at a cost of approximately $29,000.

     2. Stock Option Plan

       The Board of Directors has adopted the 1990 Stock Option Plan, reserving 1,500,000 shares of Class A common stock for issuance. The number of shares reserved for issuance was increased to 2,600,000 in 1996. The plan will expire on January 31, 2000, but options may remain outstanding past this date.

       The number of shares covered by each outstanding option, and the exercise price, must be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares, stock split, or the payment of a stock dividend, and are summarized as follows:

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE H (continued)

  The following is a summary of stock option activity under the plan:

                                                            Weighted
                                                            average
                                            Number of       exercise
                                            options         price

      Balance, December 31, 1994            1,037,864        $3.23
         Granted                              771,127         3.49
         Exercised                           (103,944)        2.78
         Canceled                             (67,719)        2.88

      Balance, December 31, 1995            1,637,328         3.42
         Granted                              265,391         1.32
         Exercised
         Canceled                            (423,354)        1.72

      Balance, December 31, 1996            1,479,365         1.34

     As of December 31, 1996, options outstanding for 1,177,236 shares were exercisable at prices ranging from $.68 to $3.65, and the weighted remaining contractual life was 4.9 years.

     The following table summarizes option data as of December 31, 1996:



              Number         Weighted               Number
              outstanding    average     Weighted   exercisable   Weighted
Range of      as of          remaining   average    as of         average
exercise      December 31,   contractual exercise   December 31,  exercise
prices        1996           life        price      1996          price
             (in thousands)                        (in thousands)

$.68-$1.40       625           5.6        $1.18       547         $1.17
1.41-3.65        622           4.3         1.50       419          1.51

 .68-3.65      1,247                                  966


            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE H (continued)

     Compensation cost charged to operations, which the Company records for options granted to nonemployees, was $58,000 and none in the years ended December 31, 1996 and 1995, respectively.
     There were 232,805 options outstanding to nonemployees at December 31, 1996, of which 211,697 were exercisable.

     The Company measures compensation in accordance with the provisions of APB Opinion No. 25 in accounting for its stock compensation plans. Accordingly, no compensation cost has been recorded for options granted to employees or directors in the years ended December 31, 1996 and 1995. The fair value of each option granted has been estimated on the grant date using the Black-Scholes Option Valuation Model. The following assumptions were made in estimated fair value:

     Dividend yield                                           0%
     Risk-free interest rate                                  6.0%
     Expected life after vesting period
     Directors and officers                                 4 years
     Others                                                 2 years
     Expected volatility - through December 1, 1995          60%
                                 - December 31, 1996         90%

     Had compensation cost been determined under SFAS No. 123, net income (loss) and income (loss) per share would have been as follows:

                                             Year ended December 31,
                                               1996         1995

      Net income (loss)
      As reported                           $1,598,507   $(6,921,241)
      Pro forma for SFAS No. 123             1,206,544    (7,120,640)
      Income (loss) per share
      As reported                           $   .22      $  (.94)
      Pro forma for SFAS No. 123                .17         (.97)

     During 1996, the Company allowed holders of stock options to reprice their options at then prevailing market prices.
     Repriced options were included as new grants for purposes of determining SFAS No. 123 compensation cost and the weighted average fair value of options granted during the year. The weighted average exercise price of repriced options was $1.46 per share.

     The weighted average fair value and weighted average exercise price of options granted in 1996 for which the exercise price equals the market price on the grant date were $.83 and $1.42, respectively.
     The weighted average fair value and weighted average exercise price of options granted in 1996 for which the exercise price exceeded the market price on the grant date were $.84 and $1.41, respectively.




            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE H (continued)

     During the initial phase-in period of SFAS No. 123, such compensation expense may not be representative of the future effects of applying this statement.

     In November 1993, the Company granted options to purchase an aggregate of 447,500 shares of Class A common stock at option prices of $2.3125-$2.5438 per share for a period of five to ten years. The grant of these options is conditional upon a portion (447,500 shares) of the shares being granted as options to persons who have placed their shares in escrow should those original escrow shares be lost due to their inability to accomplish the release of the shares from escrow. Management attained the required earnings level in 1994 and accordingly the Company has obtained the release of escrow shares. These options were therefore canceled. Certain of these escrow shares were returned to the Company and retired (Note H-5) and the Company has issued new options.

     During 1996, the Company allowed holders of stock options to reprice their options at then prevailing market prices.

  3.Private Placement of the Company's Securities

     In December 1993, the Company completed a private placement of its securities, issuing an aggregate of 160 units at $45,000 per unit. The net proceeds to the Company, after commissions and expenses of $1,014,063, were $6,185,937. Each unit consists of 24,000 shares of the Company's Class A stock and 12,000 Class D warrants. Each Class D warrant entitled the bearer to purchase one share of Class A stock at a cost of $3 per share and expired December 1996. In addition, the placement agent received an option to purchase an additional 40 units through December 1998.

  4.Reserved Shares

     Pursuant to the initial public offering in 1991, the Company issued a total of 1,500,000 Class A warrants and 750,000 Class B warrants, which expired during 1996. Each Class A warrant entitled the holder to purchase 1.3 shares of Class A common stock and 1.3 Class B warrants for $3.386 until November 12, 1996, the fifth anniversary of such offering. Each Class B warrant


            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE H (continued)

     entitled the holder to purchase 1.3 shares of Class A common stock for $5.079 from the date of issuance to November 12, 1996. The Class A warrants and Class B warrants (collectively, the "Warrants" were subject to redemption by the Company at $.05 per Warrant on 30 days' written notice, provided the closing price of the Class A common stock for any 30 consecutive trading days, ending within 15 days of the notice of redemption, averages in excess of $6.30 with respect to the redemption of Class A warrants and $9.45 with respect to the redemption of Class B warrants.

     The underwriter or its designees had a five-year option, which expired in 1996, entitling the holders to purchase up to 110,094 units at $5.5178 each, as adjusted for the dilutive effect of the private placement of the Company's securities, and have registration rights including one registration at the Company's expense.

     The following table summarizes shares of common stock reserved for issuance at December 31, 1996, as adjusted for the dilutive effect of the private placement of the Company's securities:

                                                           Number
                                                          of shares
              Reserved for                                issuable

      Warrants to UPSHER-SMITH for LUBRIN(R) (expiring
      December, 1997)                                      60,000
      Warrants to Tsumura for products acquired
      (expiring March, 1998)                              150,000
      Placement agent's options to purchase private
      placement units (expiring December, 1998)           960,000

      1990 Stock Option Plan                            1,479,365

                                                        2,649,365

  5.Escrow Shares

     During fiscal 1993, certain members of the Board of Directors and certain other parties were conditionally granted options to purchase an aggregate of 447,500 shares of Class A common stock. These options were canceled effective January 1, 1995, due to the release of 450,000
            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE H (continued)

     shares of the Company's Class B common stock held in escrow to such members of the Board of Directors and other persons upon the Company achieving certain financial performance tests in fiscal 1994.

     On November 2, 1995, the Company announced that 450,000 shares of the Company's Class B common stock released from escrow to certain members of the Board of Directors of the Company and other persons upon achieving certain financial performance tests in fiscal 1994 were to be voluntarily returned to the Company and retired. The three members of the Board of Directors who directly received escrow shares have agreed to return such shares to the Company (418,035 of the total 450,000). The other parties have been contacted by the Company and asked to voluntarily return their 31,965 escrow shares. During 1995, two directors returned 364,467 escrow shares to the Company. During 1996, the third director returned 53,568 escrow shares and other parties returned a total of 10,323 escrow shares.

     As a result of the Company's determination to have such escrow shares voluntarily returned to the Company and retired, the Company has granted to such members of the Board of Directors 428,358 shares of Class A common stock at an exercise price equal to the fair market value of the shares on the date the escrow shares were returned to the Company.


NOTE I - COMMITMENTS & CONTINGENTCIES

  1.Leases

     The Company leases office facilities in Fairfield, New Jersey from Daniel and Iris S. Glassman, directors and shareholders of the Company, and in Westbury, New York.

     The lease on the Fairfield, New Jersey facility is for a period from August 1, 1996 to July 31, 1997 for 9,000 square feet of office and warehouse space, with an option to renew and also includes payments of electric, water and sewer and the allocated portion of the real estate taxes. Rent expense, including an allocated portion of real estate taxes, was approximately $176,000 and $173,000 for the years ended December 31, 1996 and 1995, respectively.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE I (continued)

     The term of the lease occupied by Doak in Westbury, New York is three years expiring January 31, 1997, and contains a monthly rental payment of approximately $4,800. This agreement was extended to January 31, 1999 and contains a monthly rental payment of $5,000. From May 1994 to October 1994, the lease payments for such property were suspended pending further investigation of the environmental matters discussed below.

     Approximate aggregate minimum annual rental commitments,
     including rent and real estate taxes, are as follows:  $151,000
     for 1996, $60,000 for 1997 and $5,000 for 1999.   Total rent
     expense for the years ended December 31, 1996 and 1995 was $301,000 and $282,000, respectively.

  2.Research and Development Agreement

     The Company is required to file an ANDA with the FDA for its DECONAMINE(R) SR product. The cost of developing the necessary studies for this application is estimated to be approximately $900,000. The Company has signed an agreement for the first phase of these studies at a cost of approximately $100,000; approximately $48,000 was incurred during 1995 and charged to operations and the balance of $52,000 has been satisfied utilizing funds previously paid for projects cancelled during 1996. The project is expected to be completed and submitted to the FDA during 1998.

     However, these research and development projects are subject to the Company either generating sufficient cash flows from operations or obtaining requisite financing from outside sources, of which there can be no assurance. Therefore, the Company cannot at this time reasonably anticipate the timing of the expenditure of funds for these purposes.

     The inability of the Company to further develop and/or file the necessary ANDA for the DECONAMINE (R) SR would have a material adverse effect on the Company.

  3.Environmental Matters

     On April 8, 1994, the Company was apprised by the New York State Department of Environmental Conservation ("NYSDEC") that Doak's current leased manufacturing facility located on adjoining parcels at 62 Kinkel Street and 67 Sylvester Street, Westbury, New York and former leased facility located at 128 Magnolia Avenue, Westbury, New York are located in

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE I (continued)

     the New Cassel Industrial Area, which has been designated by the NYSDEC on the Registry of Inactive Hazardous Waste Sites (the ("Registry"). The real property on which Doak's current manufacturing facility is situated is owned by and leased to the Company by Dermkraft, Inc., an entity owned by the former controlling shareholders and officers of Doak.

     On February 7, 1995, the Company was apprised by NYSDEC that the current manufacturing facility will be excluded from the Registry. By letter dated April 21, 1995, the NYSDEC notified the Company that it intended to investigate the Company's current manufacturing facility to determine if hazardous substances had previously been deposited on that property. By letter dated October 24, 1995, NYSDEC notified Dermkraft, Inc. that the Company's current manufacturing facility is included in or near an inactive hazardous waste site described as "Kinkel and Sylvester Streets" and that NYSDEC intends to conduct a Preliminary Site Assessment to study the site and immediate vicinity. The Company has been advised that NYSDEC has made a preliminary determination to include the 62 Kinkel Street portion of the current manufacturing facility on the Registry and that the 67 Sylvester Street portion of the facility will not be included, but those determinations could change before they are finalized. Thereafter, by letter dated May 3, 1996 and addressed to Dermkraft, Inc., the NYSDEC notified Dermkraft that the site at 62 Kinkel Street has been listed on the Registry due to the presence of trichloroethylene ("TCE") in soils and groundwater due to the use of TCE by LAKA Tools and Stamping and LAKA Industries, a former tenant from 1971 through 1984. The NYSDEC documents refer to Doak Dermatologics as the current tenant but do not refer to any activities of Doak Dermatologics or the Company as a basis for the listing in the Registry. The Company cannot at this time determine whether the cost associated with the investigation and required remediation, if any, of the current manufacturing facility will be material. With respect to the former manufacturing facility on Magnolia Avenue, which remains designated by the NYSDEC as part of the Registry, management believes that Doak will not be obligated to contribute to any remediation costs, if any are required.

  4.Consulting Agreements

     The Company entered into consulting agreements with the sellers of Doak that provide for monthly payments of $8,333 from April 1994 through March 1997. The amounts due under such agreements have been accrued for at December 31, 1995, as the parties have ceased providing services.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE I (continued)

  5.Legal Proceedings

     The Company and Doak have been named defendants in a lawsuit filed November 29, 1996. The complaint alleges that the Company and Doak were negligent in their hiring and supervising an employee who in turn allegedly assaulted the plaintiff. The complaint seeks $600,000 in compensatory and $1,000,000 in punitive damages. The Company believes that it has meritorious defenses.


  6.Trans CanaDerm Settlement

     On June 5, 1996, Trans CanaDerm, Inc. ("Trans CanaDerm"), Louis
     Vogel ("Vogel"), the former controlling stockholder of Trans
     CanaDerm, and other former stockholders of Trans CanaDerm
     (collectively, "Plaintiffs") commenced an action against the Company and its subsidiary, Doak Dermatologics ("Doak"), in the United States District Court for the Southern District of New
     York, 96 Civ. 4175 (JFK).  The complaint alleged that in 1957
     Doak and Vogel entered into an agreement (the "Agreement") under which Vogel was given the sole and exclusive right to distribute
     Doak's products in Canada, which Agreement was thereafter assigned by Vogel to Trans CanaDerm. In May 1996, Vogel and the other Trans CanaDerm stockholders sold their stock in Trans
     CanaDerm to Stiefel Canada, Inc. ("Stiefel"), a competitor of the Company. Shortly thereafter, the Company and Doak terminated the Agreement. The complaint alleged:(i) that the termination was wrongful,
     (ii) that the Company and Doak should be equitably estopped from terminating the Agreement. The complaint sought an injunction restraining the Company and Doak from terminating the Agreement and compensory and punitive damages in unspecified amounts.


            Bradley Pharmaceuticals, Inc. and Subsidiaries

       NOTES AND CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE I (continued)

     On September 30, 1996, the Company and Doak entered into a settlement agreement with the Plaintiffs. Pursuant to the settlement, the Company received $2 million relating to the sale of the Company's independent Canadian distributor, Trans CanaDerm, Inc., of which the Company did not have an ownership position, to Stiefel, a competitor of the Company, and the Company transferred to Trans CanaDerm all of the Company's rights, title and interest in certain Doak products in Canada. Direct expenses related to this transaction were $354,868.

     Trans CanaDerm currently distributes several Doak products, as well as other unrelated brands in Canada, and by virtue of the foregoing transfer and payment, Trans CanaDerm will continue to market the Doak product line in Canada. Trans CanaDerm also has agreed to continue to purchase certain materials used in connection with the manufacture of the transferred Doak products through December 31, 1997.

  7.401(k) Plan

     Effective January, 1997, the Company established a defined contribution 401(k) plan whereby the Company matches employee contributions up to 25% of the employee's first 6% of contributions with shares of the Company's Class A common stock.

            Bradley Pharmaceuticals, Inc. and Subsidiaries

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                      December 31, 1996 and 1995



NOTE J - FOURTH QUARTER ADJUSTMENTS

  The Company recorded the following significant adjustments in the fourth quarter of 1995:

       Valuation allowance                             $150,000

       Additional accrual for chargebacks and rebates  500,000

       Recording of remaining commitment of
       consulting
         agreements                                    125,000

       Write-down of certain inventory and
       capitalized promotional items due
       to obsolescence                                  200,000

       Effect on pretax loss                           $975,000



                          EXHIBIT INDEX


Exhibit
Number                   Description of Document

11.1                     Statement Regarding Computation of Per Share Income

21.1                     Subsidiaries of the Registrant



                          EXHIBIT  11.1

                        BRADLEY PHARMACEUTICALS, INC.
            STATEMENT REGARDING COMPUTATION OF PER SHARE INCOME(LOSS)



                                       Year Ended
                                   December 31, 1995

                                 Primary        Fully Diluted

Net Loss                      $(6,921,241)     $(6,921,241)

Weighted average
shares outstanding              7,348,975        7,348,975

Net loss per share                 $(.94)           $(.94)


                                       Year Ended
                                   December 31,1996

                                 Primart       Fully Diluted

Net Income                   $ 1,598,507       $ 1,598,507

Weighted average
shares outstanding             7,175,348         7,175,348

Net Income per share                $.22            $.22





                           EXHIBIT  21.1



                       Subsidiaries of the Registrant



                                Jurisdiction          Name(s) Under Which
Name Of Subsidiary              of Incorporation      Subsidiary Does Business

Doak Dermatologics Co., Inc.    New York              Doak Dermatologics

Bradley Pharmaceuticals                               Bradley Pharmaceuticals
Overseas, Ltd.                  U.S. Virgin Islands   Overseas, Ltd.

Bradley Pharmaceuticals                               Bradley Pharmaceuticals
(Canada) Inc.                   Canada                (Canada) Inc.